EXECUTION VERSION
Exhibit 10.36
OCEAN RIG GUARANTEE
27 April 2011
Between
OCEAN RIG UDW INC.
as Guarantor
DEUTSCHE BANK LUXEMBOURG S.A.
as Facility Agent for itself and on behalf of various financial institutions as Lenders
and
DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT
as Security Trustee
ALLEN & OVERY
Allen & Overy LLP

THIS GUARANTEE is dated 27 April 2011 and is made BETWEEN:
(1)	OCEAN RIG UDW INC., a corporation incorporated in the Marshall Islands with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the Guarantor);

(2)	DEUTSCHE BANK LUXEMBOURG S.A. as facility agent for itself and on behalf of the financial institutions listed in Schedule 1 (Original Lenders) as original lenders (the Original Lenders) (the Facility Agent); and

(3)	DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT as agent and trustee for the Finance Parties (the Security Trustee).
BACKGROUND
The Guarantor and the other parties to this Agreement enter into this Agreement in connection with the Credit Agreement (as defined below).
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Accounting Information means in relation to any calculation the applicable information from which the calculation is to be derived pursuant to Clause 7.15 of this Agreement.

Amendment and Restatement Agreement means the amendment and restatement agreement dated on or about the date of this Agreement between, amongst others, the Owner, the Lenders, the Facility Agent and the Security Trustee.

Compliance Date means each date when the compliance of the undertakings by the Guarantor set out in Clause 7.14 of this Agreement is reviewed pursuant to Clause 7.15 of this Agreement.

Credit Agreement means the US$495,000,000 credit facility agreement originally entered into on 18 July 2008 between (among others) the Owner as borrower, the Facility Agent as facility agent, the Security Trustee as security trustee, Deutsche Bank AG, London Branch as mandated lead arranger and various banks and financial institutions as lenders as amended and supplemented from time to time and as most recently amended and restated pursuant to the Amendment and Restatement Agreement.

Current Assets means, on any date, the aggregate value of the assets of the Group (determined on a consolidated basis), which are treated as current assets in accordance with Clause 7.4 (a) (i) of this Agreement.

Current Liabilities means, on any date, the aggregate amount of all liabilities of the Group (determined on a consolidated basis), which are treated as current liabilities in accordance with Clause 7.4 (a) (i) of this Agreement but excluding any long term debt of the Group maturing following the date six months after the Compliance Date.

EBITDA means, in relation to a Compliance Date or for any accounting period, the consolidated net income of the Group for that accounting period:
(a)	plus, to the extent deducted in computing consolidated net income of the Group for that accounting period, the sum, without duplication, of:
(i)	all federal, state, local and foreign taxes and tax distributions;

(ii)	Net Interest Expenses; and

(iii)	depreciation, depletion, amortisation of intangibles and other non-cash charges or non-cash losses (including non-cash transaction expenses and the amortisation of debt discounts) and any extraordinary losses not incurred in the ordinary course of business;
(b)	minus, to the extent added in computing consolidated net income of the Group for that accounting period, any non-cash income or non-cash gains and any extraordinary gains not incurred in the ordinary course of business, all determined on a consolidated basis in accordance with US GAAP and as shown in the Accounting Information.

Equity means, on any date, the nominal book value of the Group’s equity treated as equity in accordance with Clause 7.4(a)(i) of this Agreement and determined on a consolidated basis.

Equity Contribution has the meaning given to that term in the Credit Agreement.

Equity Ratio means the ratio of Equity to Total Assets.

Finance Document means:
(a)	the Credit Agreement;

(b)	the Amendment and Restatement Agreement;

(c)	each Security Document;

(d)	the DPP;

(e)	the DPP Deed of Accession;

(f)	the GIEK Security Trustee Letter;

(g)	each Fee Letter;

(h)	each Transfer Certificate;

(i)	the Account Bank Mandate; and

(j)	any other document designated as such by the Facility Agent and the Owner provided that the Swap Agreement shall not at any time be designated as a Finance Document for the purposes of this Guarantee by the Facility Agent and the Owner.
Finance Party means a Lender or an Administrative Party.

Fleet Vessels means, at any time, the vessels owned, either wholly or partially, by any member of the Group.

GIEK means Garanti Instituttet for Eksportkreditt of Dronning Mauds, gate 15, P.O. Box 1763 Vika 0122, Oslo, Norway.

Group means the Guarantor and its Subsidiaries.

Guaranteed Amount has the meaning given to such term in Clause 2.2 (Guarantee and Indemnity).

Interest Coverage Ratio means, in relation to a Compliance Date or an accounting period, the ratio of (a) EBITDA for the most recent financial period of the Group ending on the Compliance Date to (b) the Net Interest Expenses for that financial period (calculated on a trailing 12-months basis).

Leverage Ratio means in respect of any accounting period, the ratio of Total Net Debt for the Group on the last day of the relevant financial year to EBITDA in respect of that accounting period.

Net Income means in relation to each financial year of the Guarantor the aggregate income of the Group appearing in the Accounting Information less the aggregate of:
(a)	the amounts incurred by the Group during the relevant financial year as expenses of their business (including, without limitation, vessel and voyage expenses, commissions, vessel running expenses (including, but not limited to voyage, operating, repair, insurance and other related expenses), management fees, Board of Directors fees and general and administration expenses);

(b)	depreciation, amortisation and interest expense;

(c)	taxes; and

(d)	other items charged to the Guarantor’s consolidated profit and loss account for that financial year.
Net Interest Expenses means, as of any Compliance Date, the aggregate of all interest, commitment and other fees, commissions, discounts and other costs, charges or expenses accruing due from all the members of the Group during that accounting period less interest income received, determined on a consolidated basis in accordance with US GAAP and as shown in the Accounting Information.

Owner means Drillship Skopelos Owners Inc.

Party means a party to this Agreement.

Secured Liabilities means all present and future obligations and liabilities (actual or contingent) of the Owner, the Parent, the Parent Shareholder, the Sister Owner, the Sister Parent, the Guarantor or the Sponsor to the Secured Parties or any of them under or in connection with any Finance Document or any Sister Finance Document.

Total Assets means on any date the book value of the Group’s assets which are treated as assets in accordance with Clause 7.4(a)(i) of this Agreement and determined on a consolidated basis.

Total Interest Bearing Liabilities means, as to any Compliance Date, the consolidated total amount of the interest bearing Financial Indebtedness of the Group.

Total Net Debt means, the Total Interest Bearing Liabilities, less cash, less restricted cash, less current and non-current liabilities relating to financial instruments and fair value measurements (as those terms are defined in the Guarantor’s financial statements) in relation to each member of the Group, but excluding Total Interest Bearing Liabilities in relation to any vessel owned by any member of the Group, which has been in operation for less than twelve months, and determined on a consolidated basis.

US GAAP means generally accepted accounting principles in the United States of America.

Working Capital means, on any date, Current Assets less Current Liabilities.

1.2	Construction

(a)	Capitalised terms defined in the Credit Agreement have, unless expressly defined in this Agreement, the same meaning in this Agreement.

(b)	The provisions of clause 1.2 (Construction) of the Credit Agreement apply to this Agreement as though they were set out in full in this Agreement, except that references to the Credit Agreement are to be construed as references to this Agreement.

2.	GUARANTEE AND INDEMNITY

2.1	Equity Commitment

(a)	The Guarantor agrees to procure that the Owner has sufficient funds injected by way of equity contribution to meet its obligations to pay:
(i)	amounts equal to each element of the Sponsor Equity payable by it on or prior to the time contemplated by the Credit Agreement for payment of the same; and

(ii)	amounts to be paid into the Debt Service Reserve Account (to the extent not available to be paid from the Proceeds Account or the utilisations of the Loans in accordance with the Credit Agreement),
(each a Construction Guaranteed Amount) and to procure that the Owner meets such obligations.

(b)	The Guarantor agrees to indemnify the Finance Parties for any loss or costs suffered arising directly or indirectly out of any failure to meet its obligations under Clause 2.1(a) above.

2.2	Guarantee and indemnity

(a)	The Guarantor irrevocably and unconditionally guarantees to each Finance Party the obligations of the Owner to each Finance Party to pay any and all amounts due under the Finance Documents which become due before or after the Delivery Date under the Finance Documents (including, without limitation, the Construction Guaranteed Amount) plus other amounts which become payable in connection therewith under other provisions of this Agreement.

(b)	The Guarantor undertakes with each Finance Party that, whenever the Owner does not pay any such amount expressed to be payable by it under a Finance Document, it must immediately on demand by the Security Trustee pay that amount as if it were the principal obligor in respect of that amount.

(c)	The Guarantor agrees with each Finance Party that if, for any reason, any amount claimed by a Finance Party under this Clause is not recoverable from the Guarantor on the basis of a guarantee then the Guarantor will be liable as a principal debtor and primary obligor to indemnify that Finance Party in respect of any loss it incurs as a result of the Owner failing to pay any such amount expressed to be payable by it under a Finance Document on the date when it ought to have been paid. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause had the amount claimed been recoverable on the basis of a guarantee.

2.3	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of the amounts expressed to be payable by the Owner under a Finance Document, regardless of any intermediate payment or discharge in whole or in part.

2.4	Reinstatement

(a)	If any discharge (whether in respect of the obligations of the Owner or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of the Guarantor under this Clause will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

2.5	Waiver of defences

The obligations of the Guarantor under this Clause will not be affected by any act, omission or thing (whether or not known to it or any Finance Party) which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause. This includes:
(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person (including, without limitation, the right to make a claim against the Sponsor under the Sponsor Construction and Post-Delivery Guarnatee and the neglect to take up or enforce Sponsor Construction and Post-Delivery Guarantee);

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment of a Finance Document or any other document or security;

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security; or

(h)	any insolvency or similar proceedings.
2.6	Immediate recourse

(a)	The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from the Guarantor under this Clause (including, without limitation, proceeding against or enforcing any right to claim payment from the Sponsor under the Sponsor Construction and Post-Delivery Guarantee).

(b)	This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

2.7	Appropriations

Until all the Secured Liabilities have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may without affecting the liability of the Guarantor under this Clause:
(a)	(i)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) against those amounts (including, without limitation, the right to make a claim against the Sponsor under the Sponsor Construction and Post-Delivery Guarantee); or

	(ii)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause.
2.8	Non-competition

Unless:
(a)	all amounts which may be or become payable by the Owner under or in connection with the Finance Documents have been irrevocably paid in full; or

(b)	the Security Trustee otherwise directs,
the Guarantor will not, after a claim has been made or by virtue of any payment or performance by it under this Clause:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Guarantor’s liability under this Clause (including, in particular but without limitation, any right of contribution or indemnity from the Sponsor as guarantor under the Sponsor Construction and Post-Delivery Guarantee);

(iii)	claim, rank, prove or vote as a creditor of the Owner or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of the Owner, or exercise any right of set-off as against the Owner.
The Guarantor must hold in trust for and immediately pay or transfer to the Security Trustee for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Security Trustee under this Clause.

2.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

3.	NATURE OF A FINANCE PARTY’S OBLIGATIONS

Unless all the Finance Parties agree otherwise:
(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.
4.	TAXES

4.1	General

In this Clause Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

4.2	Tax gross-up

(a)	The Guarantor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If the Guarantor or a Lender is aware that it must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Security Trustee. The Security Trustee must then promptly notify the affected Parties.

(c)	If a Tax Deduction is required by law to be made by the Guarantor or the Security Trustee, the amount of the payment due from the Guarantor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If the Guarantor is required to make a Tax Deduction, the Guarantor must make the minimum Tax Deduction and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(e)	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Guarantor must deliver to the Security Trustee for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

4.3	Value added taxes

(a)	Any amount payable under a Finance Document by the Guarantor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Guarantor must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party must also at the same time pay and indemnify the Finance Party against all value added tax or any other Tax of a similar nature incurred by the Finance Party in respect of those costs or expenses but only to the extent that the Finance Party (acting reasonably) determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the Tax.

4.4	Stamp taxes

The Guarantor must pay and within five Business Days of demand indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other Taxes payable in respect of this Agreement.

5.	PAYMENTS

5.1	Place

All payments by a Party (other than the Security Trustee) under this Agreement must be made to the Security Trustee to its account at such office or bank in London, as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

5.2	Funds

Payments under this Agreement to the Security Trustee must be made for value on the due date at such times and in such funds as the Security Trustee may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

5.3	Distribution

(a)	Each payment received by the Security Trustee under this Agreement for another Party must, except as provided below, be made available by the Security Trustee to that Party by payment (as soon as practicable after receipt) to its account with such office or bank in London, as it may notify to the Security Trustee for this purpose by not less than five Business Days’ prior notice.

(b)	The Security Trustee may apply any amount received by it for the Guarantor in or towards payment (as soon as practicable after receipt) of any amount due from the Guarantor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is paid to the Security Trustee under this Agreement for another Party, the Security Trustee is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Security Trustee may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Security Trustee, that Party must immediately on demand by the Security Trustee refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Security Trustee at a rate calculated by the Security Trustee to reflect its cost of funds.

5.4	Currency

(a)	Any amount under this Agreement payable in respect of any other amount payable under the Finance Documents is payable under this Agreement in the same currency as that other amount.

(b)	Each other amount payable under this Agreement is payable in Dollars.

5.5	No set-off or counterclaim

All payments made by the Guarantor under this Agreement must be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

5.6	Business Days

(a)	If a payment under this Agreement is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Security Trustee determines is market practice.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

5.7	Partial payments

If the Security Trustee receives a payment insufficient to discharge all the amounts then due and payable by the Guarantor under this Agreement, the Security Trustee must apply that payment towards the obligations of the Guarantor under this Agreement in the order set out in the DPP.

5.8	Timing of payments

If this Agreement does not provide for when a particular payment is due, that payment will be due within 15 days of demand by the relevant Finance Party. Notwithstanding the foregoing and subject to other provisions of this Agreement, to the extent that any claim under this Agreement is covered by funds standing to the credit of any of the Accounts, payment under this Agreement will be due within three Business Days of demand by the relevant Finance Party.

5.9	Interest on overdue amounts

Clause 7.3 (Interest on overdue amounts) of the Credit Agreement shall be deemed set out in this Agreement in full as if each reference to the Owner were to the Guarantor and each reference to the Finance Documents were to this Agreement.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Representations and warranties

The representations and warranties set out in this Clause are made by the Guarantor to each Finance Party.

6.2	Status

(a)	It is a limited liability company, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

6.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

6.4	Legal validity

Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under the Agreement, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation.

6.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict with:
(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any document which is binding upon it or any of its Subsidiaries or any of its or its Subsidiaries’ assets.

6.6	No default

(a)	No Default is outstanding or will result from the entry into of, or the performance of any transaction contemplated by, the Finance Documents; and

(b)	no other event or circumstance is outstanding which constitutes a default under any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries’ assets to an extent or in a manner which has or is reasonably likely to have a Material Adverse Effect.

6.7	Authorisations

All authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect.

6.8	Financial statements

Its audited financial statements most recently delivered to the Security Trustee:
(a)	have been prepared in accordance with IFRS or US GAAP, consistently applied; and

(b)	give a true and fair view of its financial condition (consolidated, if applicable) as at the date to which they were drawn up, except, in each case, as disclosed to the contrary in those financial statements.

6.9	No material adverse change

As at the date of this Agreement there has been no material adverse change in the consolidated financial condition of the Guarantor since the date to which the latest audited financial statements were drawn up.

6.10	Litigation

No litigation, arbitration or administrative proceedings against any member of the Group are current or, to its knowledge, pending or threatened, which have or, if adversely determined, are reasonably likely to have a Material Adverse Effect.

6.11	Taxes on payments

As at the date of this Agreement, all amounts payable by it under the Finance Documents may be made without any Tax Deduction.

6.12	Stamp duties

As at the date of this Agreement, no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of the Finance Documents.

6.13	Immunity

(a)	The entry into by it of the Finance Documents constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes; and

(b)	it will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to each Finance Document.

6.14	No adverse consequences

(a)	It is not necessary under the laws of its jurisdiction of incorporation:
(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the entry into of any Finance Document or the performance by it of its obligations under any Finance Document, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of incorporation; and

(b)	no Finance Party is or will be deemed to be resident, domiciled or carrying on business in its jurisdiction of incorporation by reason only of the entry into, performance and/or enforcement of any Finance Document.
6.15	Jurisdiction/governing law

(a)	Its:
(i)	irrevocable submission under any Finance Document to the jurisdiction of the courts of England;

(ii)	agreement that this Agreement is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled, are legal, valid and binding under the laws of its jurisdiction of incorporation; and
(b)	any judgment obtained in England will be recognised and be enforceable by the courts of its jurisdiction of incorporation.

6.16	Times for making representations and warranties

(a)	The representations and warranties set out in this Clause are made by the Guarantor on the date of this Agreement.

(b)	Unless a representation and warranty is expressed to be given at a specific date, each representation and warranty is deemed to be repeated by the Guarantor on each Utilisation Date and on the last day of each Interest Period.

(c)	When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.

7.	UNDERTAKINGS

7.1	General

The Guarantor undertakes with the Security Trustee to comply with the following provisions of this Clause 7 at all times during the Security Period.

7.2	Information provided to be accurate

The Guarantor agrees to procure that all financial and other information which is provided in writing by or on behalf of the Guarantor under or in connection with this Guarantee or any other Finance Document to which it is a party will be true and not misleading and will not omit any material fact or consideration.

7.3	Provision of financial statements

The Guarantor must send to the Security Trustee:
(a)	as soon as possible, but in no event later than 150 days after the end of each financial year of the Guarantor (commencing with the financial year ending on 31 December 2009), the audited consolidated financial statements of the Guarantor for that financial year; and

(b)	as soon as possible, but in no event later than 60 days after the end of quarter of each financial year of the Guarantor ending after the date of this Agreement, the interim unaudited consolidated financial statements of the Guarantor for that quarter; and

(c)	such other financial information (including information as to its financial condition, commitments and operations) in connection with the Guarantor as the Security Trustee may reasonably require.
7.4	Form of financial statements

(a)	All financial statements (audited and unaudited) delivered under Clause 7.3 must:
(i)	be prepared in accordance with all applicable laws and US GAAP, consistently applied;

(ii)	give a true and fair view of the state of affairs of the Guarantor and its subsidiaries at the date of those accounts and of their profit for the period to which those accounts relate; and

(iii)	fully disclose or provide for all significant liabilities of the Guarantor and the Group.
(b)	The Guarantor must notify the Security Trustee of any change to the basis on which the audited financial statements are prepared.

7.5	Shareholder and creditor notices

The Guarantor must send the Security Trustee, at the same time as they are despatched, copies of all communications which are despatched to the Guarantor’s shareholders or creditors or any class of them.

7.6	Consents

The Guarantor must maintain in force and promptly obtain or renew, and will promptly send certified copies to the Security Trustee of, all consents required:
(a)	for the Guarantor to perform its obligations under this Guarantee or any other Finance Document to which it is a party;

(b)	for the validity or enforceability of this Guarantee or any other Finance Document to which it is a party, and the Guarantor will comply with the terms of all such consents.

7.7	Maintenance of Security Interests

The Guarantor must:
(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document to which it is a party validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a) above, at its own cost, promptly register, file, record or enrol any Finance Document to which it is a party with any court or authority in all relevant jurisdictions, pay any stamp, registration or similar tax in all relevant jurisdictions in respect of any Finance Document to which it is a party, give any notice or take any other step which may be or become necessary or desirable for any Finance Document to which it is a party to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.
7.8	Notification of litigation

The Guarantor must provide the Security Trustee with details of any legal or administrative action involving the Guarantor as soon as such action is instituted or it becomes apparent to the Guarantor that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of this Guarantee.

7.9	Notification of default

The Guarantor must notify the Security Trustee as soon as the Guarantor becomes aware of:
(a)	the occurrence of a Default; or

(b)	any matter which indicates that a Default may have occurred, and will thereafter keep the Security Trustee fully up-to-date with all developments.

7.10	Negative undertakings

The Guarantor must not:
(a)	change the nature of its business; or

(b)	pay any dividend or make any other form of distribution or effect any form of redemption or return of share capital, provided that the Guarantor may in any financial year pay a dividend or make any other form of distribution which does not exceed in aggregate 50 per cent. of the Net Income for such financial year subject to no Event of Default having occurred which is continuing at the relevant time or resulting from the payment of a dividend or the making of any other form of distribution.
7.11	Negative pledge and pari passu ranking

The Guarantor must:
(a)	not, and must procure that the Owner will not, create or permit to arise any Security Interest over any asset present or future except:
(i)	Security Interests created or permitted by the Finance Documents;

(ii)	Permitted Liens; and

(iii)	in the case of the Guarantor, those arising in the normal course of its business of acquiring, financing and operating vessels and making investments within the shipping and oil and gas sector;
(b)	not incur or grant any Financial Indebtedness or any other financial support in connection with any vessel owned by Cardiff Marine Inc. or any of its Affiliates; and

(c)	procure that its liabilities under this Guarantee do and will rank at least pari passu with all its other present and future liabilities, except for liabilities which are mandatorily preferred by law.
7.12	No disposal of assets, change of business

The Guarantor must procure that the Owner conforms with its obligations set out in clauses 16.5 and 16.7 of the Credit Agreement.

7.13	No merger etc

The Guarantor must not, and must procure that none of its Subsidiaries will, enter into any form of merger, sub-division, amalgamation or other reorganisation, provided that:
(a)	a merger, sub-division or amalgamation involving any single Subsidiary (other than the Owner, the Sister Owner, the Parent, the Sister Parent and the Parent Shareholder); and

(b)	any other intra Group reorganisation involving any Subsidiaries (other than the Owner, the Sister Owner, the Parent, the Sister Parent and the Parent Shareholder) and/or the Guarantor only (and not involving any entity not a member of the Group), shall be permitted.

7.14	Financial covenants

The Guarantor must ensure that:

(a)	the Equity Ratio in each financial year will not be less than 0.35:1;

(b)	the Working Capital will be no less than zero;

(c)	the Leverage Ratio shall be no more than 5:1;

(d)	the Interest Coverage Ratio will not be less than 3:1; and

(e)	at all times there is available to the Guarantor and all the other members of the Group an aggregate amount of not less than US$100,000,000 in immediately freely available and unencumbered bank or cash balances.
7.15	Compliance Check

(a)	Compliance with the undertakings contained in Clause 7.14 shall be determined in each financial year:
(i)	at the time the Security Trustee receives the consolidated accounts of the Guarantor and the unaudited consolidated accounts of the Guarantor for the first 6-month period of the Group in each financial year (pursuant to Clauses 7.3(a) and 7.3(b) respectively), by reference to the unaudited consolidated accounts in the case of the first 6-month period in each financial year of the Guarantor and the audited consolidated accounts in the case of the second 6-month period in each financial year of the Guarantor;

(ii)	at any other time as the Security Trustee may reasonably request by reference to such evidence as the Security Trustee may require to determine and calculate the financial covenants referred to in Clause 7.14.
(b)	At the same time as it delivers the consolidated accounts referred to in Clause 7.15, the Guarantor shall deliver to the Security Trustee and GIEK a certificate in the form set out in Schedule 2 demonstrating its compliance (or not, as the case may be) with the provisions of Clause 7.14 signed by the chief financial officer or an authorised signatory of the Guarantor.

7.16	Change in accounting expressions and policies

If, by reason of change in format or the relevant accounting policies, the expressions appearing in any accounts and financial statements referred to in Clause 7.3 alter from those in the accounts and financial statements for the Guarantor for the year ending 31 December 2009, the relevant definitions contained in this Agreement and the provisions of Clause 7.14 shall be deemed modified in such manner as the Security Trustee shall require to take account of such different expressions but otherwise to maintain in all respects the substance of those provisions.

8.	THE ADMINISTRATIVE PARTIES

The Guarantor acknowledges the terms of clause 20 (Administrative Parties) of the Credit Agreement.

9.	EVIDENCE AND CALCULATIONS

9.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

9.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

9.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Security Trustee determines is market practice.

10.	INDEMNITIES

10.1	Currency indemnity

(a)	The Guarantor must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:
(i)	that Finance Party receiving an amount in respect of the Owner’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order, in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)	Unless otherwise required by law, the Guarantor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

11.	AMENDMENTS AND WAIVERS

11.1	Procedure

(a)	Except as provided in this Clause, any term of this Agreement may be amended or waived with the agreement of the Guarantor and the Security Trustee. The Security Trustee (acting on the instructions of an Instructing Group (as defined in the DPP), or otherwise in accordance with this Agreement) may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Security Trustee must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

11.2	Exceptions

(a)	An amendment or waiver which relates to:
(i)	the definition of an Instructing Group in so far as it applies to this Agreement;

(ii)	Clause 2 (Guarantee) of this Agreement;

(iii)	a release of the Owner or the Guarantor other than in accordance with the terms of this Agreement;

(iv)	a term of this Agreement which expressly requires the consent of each Lender;

(v)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(vi)	this Clause,
may only be made with the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

11.3	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:
(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.
Delay in exercising or non-exercise of any right is not a waiver of that right.

12.	CHANGES TO THE PARTIES

12.1	Assignments and transfers by the Guarantor

The Guarantor may not assign or transfer any of its rights and obligations under this Agreement without the prior consent of all the Lenders.

12.2	Assignments and transfers by Lenders

(a)	The Guarantor consents to any assignment, transfer, novation or change in Facility Office made by a Lender under the Credit Agreement.

(b)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under the Credit Agreement and its Commitment has been cancelled or reduced to nil.

13.	DISCLOSURE OF INFORMATION

(a)	Each Finance Party must keep confidential any information supplied to it by or on behalf of the Guarantor in connection with this Agreement. However, a Finance Party is entitled to disclose information:
(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)	in connection with any legal or arbitration proceedings;

(iii)	if required to do so under any law or regulation;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers;

(vi)	to the extent allowed under paragraph (b) below; or

(vii)	with the agreement of the Guarantor.
(b)	A Finance Party may disclose to an Affiliate or any person (a third party) with (or through) whom that Finance Party enters into (or may enter into) any kind of transfer, participation or hedge agreement in relation to this Agreement or any other transaction under which payments are to be made by reference to this Agreement or the Guarantor:
(i)	a copy of this Agreement; and

(ii)	any information which that Finance Party has acquired under or in connection with this Agreement.
However, before a third party may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above.

(c)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

14.	SET-OFF

Subject to the DPP, a Finance Party may set off any matured obligation owed to it by the Guarantor under this Agreement (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to the Guarantor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

15.	PRO RATA SHARING

15.1	Redistribution

If a Finance Party (the recovering Finance Party) receives or recovers any amount from the Guarantor other than in accordance with this Agreement (a recovery) and applies that amount to a payment due under a Finance Document, then:

(a)	the recovering Finance Party must, within three Business Days, supply details of the recovery to the Security Trustee;

(b)	the Security Trustee must calculate whether the recovery is in excess of the amount which the recovering Finance Party would have received if the recovery had been received and distributed by the Security Trustee in accordance with the DPP without taking account of any Tax which would be imposed on the Security Trustee in relation to the recovery or distribution; and

(c)	the recovering Finance Party must pay to the Security Trustee an amount equal to the excess (the redistribution).
15.2	Effect of redistribution

(a)	The Security’ Trustee must treat a redistribution as if it were a payment by the Guarantor under this Agreement and distribute it among the Finance Parties, other than the recovering Finance Party, accordingly.

(b)	When the Security Trustee makes a distribution under paragraph (a) above, the recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)	If and to the extent that the recovering Finance Party is not able to rely on any rights of subrogation under paragraph (b) above, the Guarantor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:
(i)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to the Guarantor; and

(ii)	the recovering Finance Party has paid a redistribution in relation to that recovery, each Finance Party, on the request of the Security Trustee must reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

15.3	Exceptions

Notwithstanding any other term of this Clause, a recovering Finance Party need not pay a redistribution to the extent that:
(a)	it would not, after the payment, have a valid claim against the Guarantor in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Finance Party has received or recovered as a result of legal or arbitration proceedings, where:
(i)	the recovering Finance Party notified the Security Trustee of those proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.
16.	SEVERABILITY

If a term of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:
(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Agreement; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Agreement.
17.	COUNTERPARTS

This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

18.	NOTICES

18.1	In writing

(a)	Any communication in connection with this Agreement must be in writing and, unless otherwise stated, may be given:
(i)	in person, by post or fax; or

(ii)	to the extent agreed by the Parties making and receiving communication, by e-mail or other electronic communication.
(b)	For the purpose of this Agreement, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under this Agreement must be given in writing.

18.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with this Agreement are those notified by that Party for this purpose to the Security Trustee on or before the date it becomes a Party.

(b)	The contact details of the Guarantor for this purpose are:

Address	c/o Ocean Rig UDW Inc.
10 Skopa st.
Tribune House
P.C. 1075, Nicosia
Cyprus

Fax number:	+357 22 76 75 15
Attention:	Mr Savvas D Georgiades

(c)	The contact details of the Security Trustee for this purpose are:

Address:	c/o Deutsche Bank Luxembourg S.A.
2, Boulevard Konrad Adenauer
L-1115 Luxembourg
Luxembourg
Fax number:	+352 42122 95771
Attention:	Banu Ozkutan / Franz-Josef Ewerhardy, International Loans and Agency Services
(d)	Any Party may change its contact details by giving five Business Days’ notice to the Security Trustee or (in the case of the Security Trustee) to the other Parties.

(e)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

18.3	Effectiveness

(a)	Except as provided below, any communication in connection with this Agreement will be deemed to be given as follows:
(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.
(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Security Trustee will only be effective on actual receipt by it.

(d)	All communications under this Agreement to or from the Guarantor must be sent through the Security Trustee.

19.	EXPENSES

Clause 24 (Expenses) of the Credit Agreement shall be deemed set out in this Agreement in full as if each reference to the Owner were to the Guarantor and each reference to the Finance Documents or this Agreement were to this Agreement.

20.	LANGUAGE

(a)	Any notice given in connection with this Agreement must be in English.

(b)	Any other document provided in connection with a Finance Document must be:
(i)	in English; or

(ii)	(unless the Security Trustee otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.
21.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it shall be are governed by and shall be construed in accordance with English law.

22.	ENFORCEMENT

22.1	Jurisdiction

(a)	The English courts have exclusive jurisdiction to settle any dispute in connection this Agreement or any non-contractual obligations in connection with it, and the parties irrevocably submit to the jurisdiction of the Courts of England and Wales, including in connection with any dispute relating to any non-contractual obligations arising out of or in connection with this Agreement.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with any Finance Document. The Guarantor agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with a Finance Document includes any dispute as to the existence, validity or termination of that Finance Document.

22.2	Service of process

(a)	The Guarantor irrevocably appoints Ince Process Agents Ltd of International House, 5th Floor, 1 St. Katharine’s Way, London E1W lAY (attn: Mr. Michael Volikas) as its agent under the Finance Documents for service of process in any proceedings before the English courts in connection with any Finance Document.

(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Guarantor must immediately (and in any event within five (5) days of the event taking place) appoint another agent on terms acceptable to the Security Trustee. Failing this, the Security Trustee may appoint process another agent for this purpose.

(c)	The Guarantor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

22.3	Waiver of immunity

The Guarantor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
ORIGINAL LENDERS
Deutsche Bank AG, London Branch
Eksportfinans ASA
The Export-Import Bank of Korea
DVB Bank N.V., Nordic BranchHelaba Landesbank Hessen-Thüringen Girozentrale, New York Branch

SCHEDULE 2
FORM OF COMPLIANCE CERTIFICATE
To: Deutsche Bank Luxembourg S.A.
Garanti Instituttet for Eksportkreditt
[•] 200[•]
Dear Sirs,
We refer to:
(a)	a credit facility agreement dated 18 July 2008 as amended and supplemented from time-to-time and as most recently amended and restated on [•] 2011 (the Credit Agreement) made between (amongst others) yourselves and Drillship Skopelos Owners Inc. (the Owner) in relation to facilities of up to US$495,000,000 in aggregate; and

(b)	a guarantee dated [•] 2011 of the obligations of the Owner under (inter alia) the Credit Agreement.
Words and expressions defined in the Credit Agreement or the Guarantee shall have the same meaning when used in this compliance certificate.
We enclose with this certificate a copy of the audited consolidated accounts for the Owner and ourselves for the financial year ended [•]. The accounts (i) have been prepared in accordance with all applicable laws and generally accepted accounting information all consistently applied, (ii) give a true and fair view of the state of affairs of the Group at the date of the accounts and of its profit for the period to which the accounts relate and (iii) fully disclose or provide for all significant liabilities of the Group.
We represent that no Default has occurred as at the date of this certificate [except for the following matter or event [set out all material details of matter or event]]. In addition as of [•], we confirm compliance with the financial covenants set out in Clause 7.14 of the Guarantee for the 6 months ending as of the date to which the enclosed accounts are prepared.
We now certify that, as at [•]:
(a)	the Equity Ratio of the Group is [•]:[•];

(b)	the Working Capital of the Group is [•];

(c)	the Leverage Ratio of the Group is [•]:[•];

(d)	the Interest Coverage Ratio of the Group is [•]:[•]; and

(e)	the aggregate freely available and unencumbered bank or cash balances of the Group are US$[•].

This certificate shall be governed by, and construed in accordance with, English law.

[•]
Chief Financial Officer of
OCEAN RIG UDW INC.

SIGNATORIES
Guarantor
Signed by ZIAD NAKHLEH      /s/ Ziad Nakhleh
as attorney for
OCEAN RIG UDW INC.
in the presence of:

Witness: /s/ Stelios N. Deverakis	STELIOS N. DEVERAKIS
Attornoy-at-law
80 Kifisias Avenue-GR 15125 Marousi
Athens-Greece
Security Trustee	Tel.: +302106140810 Fax: +302106140267

By:

as attorney for
DEUTSCHE BANKAG FILIALE DEUTSCHLANDGESCHÄFT
Facility Agent for itself and on behalf of the Original Lenders

By:

as attorney for
DEUTSCHE BANK LUXEMBOURG S.A.

SIGNATORIES
Guarantor
Signed by
as attorney for
OCEAN RIG UDW INC.
in the presence of:
Witness:
Security Trustee

By:	/s/ Stein
Stein
as authorised signatories for
DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT
Facility Agent for itself and on behalf of the Original Lenders

By:
as attorney for
DEUTSCHE BANK LUXEMBOURG S.A.

SIGNATORIES
Guarantor
Signed by
as attorney for
OCEAN RIG UDW INC.
in the presence of:
Witness:
Security Trustee

By:
as attorney for

DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT
Facility Agent for itself and on behalf of the Original Lenders

By:	/s/ Philippi Philippi	/s/ Ewerhardy Ewerhardy

as attorney for

DEUTSCHE BANK LUXEMBOURG S.A.